UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – September 21, 2006

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As described in previous disclosures, TXU Corp. (the “Company”) has announced a plan to invest more than $10 billion in power generation assets in Texas, primarily through the development of 11 new coal-fired power generation units at nine existing Company sites. In connection with that plan, the Company previously announced plans to install state-of-the-art environmental control technology at the 11 expansion units. One component of the Company’s planned environmental controls is air quality control systems.

Eight of the 11 proposed generation units (referred to herein as the “reference plants”) are expected to be built with a proprietary, standardized plant design and construction planning process. As a part of such plans, for those eight units, TXU Generation Development Company LLC (“TXU Devco”), a wholly-owned subsidiary of the Company, has agreed to purchase eight air quality control systems from Alstom Power, Inc. (“Alstom”).

On September 21, 2006, TXU Devco and Alstom entered into eight fixed-price purchase orders1 with respect to the air quality control systems for TXU Devco’s proposed reference plants. Each of the purchase orders contains similar terms and conditions (other than with respect to delivery schedules and delivery points). Under the terms of the purchase orders, TXU Devco will purchase the air quality control systems for an aggregate price of approximately $353 million. The purchase orders contain certain schedule, performance and reliability guarantees. TXU Devco and Alstom have agreed to certain liquidated damages upon Alstom’s failure to comply with such guarantees. TXU Devco may, in its sole discretion, terminate any of the purchase orders for convenience. Upon such termination, TXU Devco will be obligated to pay certain cancellation costs to Alstom.

TXU Devco anticipates that its rights and obligations under each purchase order with respect to a specific reference plant will be assigned to Bechtel Power Corporation (“Bechtel”), TXU Devco’s engineering, procurement and construction contractor for each of the reference plants, contemporaneously with TXU Devco’s delivery to Bechtel of a full notice to proceed with respect to such reference plant. Upon such assignment, Alstom will release TXU Devco from its obligations under such purchase order.

[1]	The Company expects to request confidential treatment for a number of competitively sensitive terms of these purchase orders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By:	/s/ Stan Szlauderbach
Name:	Stan Szlauderbach
Title:	Senior Vice President and Controller

Dated: September 28, 2006